Exhibit 4.9

PRIVATE AND CONFIDENTIAL

September 14, 2012

Dear Orexigen Therapeutics, Inc. Stockholder:

Re: Notice of Registration and Request for Waiver pursuant to the Second Amended and Restated Investors’ Rights Agreement dated as of November 20, 2006

Orexigen Therapeutics, Inc. (the “Company”) is proposing to file a Registration Statement on Form S-3 to register $150,000,000 worth of securities with the Securities and Exchange Commission (the “Registration”). Pursuant to the terms of the Second Amended and Restated Investors’ Rights Agreement, dated as of November 20, 2006, as amended to date (the “Investors’ Rights Agreement”), by and among the Company, you and the other investors party thereto (the “Investors”), you have certain rights to include your Registrable Securities (as defined in the Investors’ Rights Agreement) in the Registration to the extent provided therein.

We hereby give you notice pursuant to Section 1.3 of the Investors’ Rights Agreement that we intend to file a Registration Statement on Form S-3 (including any amendment thereto, any abbreviated registration statement under Rule 462(b) and any successor registration statement under Rule 415(a)(6), collectively, the “Registration Statement”). We are requesting that you waive, for and on behalf of all Investors, the right to any notice under the Investors’ Rights Agreement with respect to the Registration Statement, including without limitation any amendments and supplements thereto, and any offering thereunder.

We are requesting that you waive, for and on behalf of all Investors, any right to include Registrable Securities in the Registration Statement and any offering thereunder. Of course, the Investors’ demand registration rights will continue to apply, as will their rights to participate in future registration statements that we may file, pursuant to the terms of the Investors’ Rights Agreement.

We kindly ask that you please sign and date where indicated below and fax this executed letter to the attention of Mark Piesner, Latham & Watkins LLP at 858-523-3929 as soon as possible.

Please understand that our intention to register these securities has not been announced publicly and that we need your cooperation in keeping our intention confidential until we file the Registration Statement.

Should you have any questions, please do not hesitate to contact me at (858) 875-8673. Thank you.

Very truly yours,

/s/ Joseph P. Hagan, Chief Business Officer

THE UNDERSIGNED STOCKHOLDER HEREBY AGREES TO THE WAIVERS DESCRIBED ABOVE, ON BEHALF OF ITSELF AND ALL INVESTORS. OUR RECEIPT OF SIGNED COPIES OF THIS LETTER FROM THE INVESTORS HOLDING AT LEAST TWO-THIRDS OF THE REGISTRABLE SECURITIES ENTITLED TO REGISTRATION UNDER THE INVESTORS’ RIGHTS AGREEMENT WILL CONSTITUTE AN EFFECTIVE WAIVER OF ALL INVESTORS’ RIGHT TO INCLUDE REGISTRABLE SECURITIES IN THE REGISTRATION STATEMENT AND TO NOTICE OF THE FILING OF THE REGISTRATION STATEMENT.

Domain Partners V, L.P.
By:	One Palmer Square Associates V, L.L.C.
its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member

DP V Associates, L.P.
By:	One Palmer Square Associates V, L.L.C.
its General Partner

By:	/s/ Kathleen K. Schoemaker
Kathleen K. Schoemaker,
Managing Member